UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GIBRALTAR INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	16-1445150
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)
3556 Lake Shore Road, P.O. Box 2028 Buffalo, New York	14219-0228
(address of principal executive offices)	(zip code)
Gibraltar Industries, Inc. 2016 Stock Plan for Non-Employee Directors
(Full title of the plan)
Kenneth W. Smith
Senior Vice President and Chief Financial Officer
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (716) 826-6500
Copy To:
Michael E. Storck, Esq.
Lippes Mathias Wexler Friedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203
(716) 853-5100
CALCULATION OF REGISTRATION FEE
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer”, and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

Title of Securities to be Registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $.01 par value	99,204 shares	$28.13	2,813,000	$283
Total	99,204 shares			$283

(1)
Pursuant to Rule 416 of the Securities Act of 1933, the Common Shares covered by this reoffer prospectus include an indeterminate number of additional Common Shares that may be offered, issued or sold.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, on the basis of the average high and low prices of one Common Share as reporting on the NASDAQ Global Market on May 12, 2016.

TABLE OF CONTENTS

Part I
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information
Part II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities
Item 5. Interests of Named Expert and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings

ii

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I of this Registration Statement will be sent or given without charge to all persons who participate in the Plan, as specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement. Requests should be directed to: Attention: Timothy F. Murphy, Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, NY 14219-0228 at (716) 826-6500.

iii

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the SEC under the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 18, 2016;

•	our Proxy Statement on Schedule 14A filed with the SEC on April 5, 2016; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 6, 2016
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed except as so modified, superseded or replaced, to constitute a part of this registration statement.
The Company will provide without charge to each person to whom a copy of this registration statement is delivered upon the written or oral request by such person, a copy of any or all documents that have been incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or oral requests should be directed to: Attention: Timothy F. Murphy, Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, NY 14219-0228 at (716) 826-6500.
Item 4. Description of Securities
Not Applicable
Item 5. Interests of Named Experts and Counsel
Certain legal matters relating to the validity of the issuance of common stock in this offering are being passed upon for us by Lippes Mathias Wexler Friedman LLP, Buffalo, New York.
Item 6. Indemnification of Directors and Officers
Set forth below is a description of certain provisions of the Certificate of Incorporation of the Company, the Bylaws of the Company and the General Corporation Law of the State of Delaware, such as, provisions relating to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware.
The Company’s Certificate of Incorporation provides that the Company shall, to the full extent provided by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In an action by, or in the right of, the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, although the court in which the suit or action was brought or the Delaware Court of Chancery may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any reason or omission occurring prior to the date when such provision becomes effective.
Item 7. Exemption from Registration Claimed
Not Applicable
Item 8. Exhibits
The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

5.1	Opinion of Lippes Mathias Wexler Friedman LLP

10.1	Gibraltar Industries, Inc. 2016 Non-Employee Director Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 10, 2016).

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1)
Item 9. Undertakings
The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers and sales are being made, a post-effective amendment to the registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not disclosed previously in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buffalo, State of New York, on May 13, 2016.
Date: May 13, 2016

Gibraltar Industries, Inc.

By:	/s/ Kenneth W. Smith
	Name:	Kenneth W. Smith
	Title:	Senior Vice President, and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Frank G. Heard	President and Chief Executive Officer
Frank G. Heard	(Principal Executive Officer)	May 13, 2016

/s/ Kenneth W. Smith	Senior Vice President and Chief Financial Officer
Kenneth W. Smith	(Principal Financial Officer and Principal Accounting Officer)	May 13, 2016

/s/ William P. Montague	Chairman of the Board
William P. Montague		May 13, 2016

/s/ Sharon M. Brady	Director
Sharon M. Brady		May 13, 2016

/s/ Jane L. Corwin	Director
Jane L. Corwin		May 13, 2016

/s/ Craig A. Hindman	Director
Craig A. Hindman		May 13, 2016

/s/ Vinod M. Khilnani	Director
Vinod M. Khilnani		May 13, 2016

/s/ James B. Nish	Director
James B. Nish		May 13, 2016

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Lippes Mathias Wexler Friedman LLP

10.1	Gibraltar Industries, Inc. 2016 Non-Employee Director Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 10, 2016).

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Lippes Mathias Wexler Friedman LLP (included in Exhibit 5.1)